September 25, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 5, 2014, to be filed by our former client, the Panacea Global, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ EFP Rotenberg LLP

EFP Rotenberg, LLP

Rochester, New York

AM 51A2.10 – (4/11)

L-150